UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 6, 2015

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 6, 2015, CytoDyn Inc. (the “Company”) issued an unsecured convertible promissory note (the “Note”) in the aggregate principal amount of $1.5 million to Alpha Venture Capital Partners, L.P. (“AVCP”). The principal amount of the Note plus unpaid accrued interest is convertible at the election of the holder into shares of the Company’s common stock at any time prior to maturity at an initial conversion price of $1.00 per share. The Note bears simple interest at the monthly rate of 1.2%, payable at maturity on May 5, 2015, and monthly thereafter in the event the maturity date is extended, at the Company’s option, by up to three months. The principal balance of the Note is due and payable in full on May 6, 2015, subject either to extension or acceleration of payment in the event of default. Prepayment is permitted without penalty subject to the Company’s obligation to pay at least three months’ interest.

The Note includes events of default for nonpayment of principal or interest when due or other breaches of the Note provisions, as well as for breach of any term of the Subscription and Investor Rights Agreement (the “Subscription Agreement”) governing the investment in the Note and related warrants (the “AVCP Investment”) or of the warrant agreement.

Without AVCP’s prior written consent, the Company may not incur additional indebtedness for borrowed money, other than up to an additional $10.0 million in convertible promissory notes that may be issued to AVCP or related parties as described under Item 3.02 below, unless such indebtedness is subordinated in right of payment to the Company’s obligations under the Note and any additional notes issued to AVCP or related parties.

Conversion rights under the Note, the issuance of related warrants to purchase shares of the Company’s common stock, and investor rights set forth in the Subscription Agreement are described under Items 3.02, which information is incorporated herein by reference.

Carl C. Dockery, the managing member of Alpha Venture Capital Management, LLC (“AVCM”), the general partner of AVCP, is a member of the Company’s Board of Directors. The AVCP Investment was approved by a unanimous vote of the disinterested members of the Company’s Board of Directors on February 5, 2015.

Item 3.02.	Unregistered Sales of Equity Securities.

On February 6, 2015, the Company sold the Note in the principal amount of $1.5 million to AVCP in a private placement in exchange for cash in an equal amount. The principal amount of the Note plus unpaid accrued interest is convertible at the election of the holder into shares of the Company’s common stock at any time prior to maturity at an initial conversion price of $1.00 per share. The conversion price is subject to (i) adjustment for stock splits and similar corporate events and (ii) reduction to a price per share that is 10% below the lowest sale price that is below $.9444 per share, for shares of CytoDyn common stock sold in future securities offerings, if any, including sales to AVCP and its designees. Additional terms of the Note are described under Item 2.03 above, which information is incorporated herein by reference.

As part of the AVCP Investment, the Company issued warrants to AVCP to purchase a total of 75,000 shares of the Company’s common stock exercisable at a price of $0.50 per share. The warrants are currently exercisable in full, include a cashless exercise feature, and will expire on February 28, 2020.

Under the Subscription Agreement dated February 6, 2015 and the letter of understanding dated February 10, 2015, AVCP and its designees have the right, but not the obligation, to invest up to an additional $10 million under the same terms as the initial $2 million investment made on September 26, 2014, until September 25, 2015. Up to $5 million of this $10 million investment is subject to the monthly interest rate and other bridge terms previously discussed, as long as the money is raised within the three to six month term of the bridge note.

The Subscription Agreement also provides that, during the period ending February 28, 2020, the Company will permit AVCP and its designees to purchase securities to be issued by the Company in any future debt or equity offering in an amount equal to (a) the combined pro rata share of AVCP and its designees with respect to such offering, based on the proportion their beneficial ownership of shares of the Company’s common stock bears to the then outstanding common shares on a fully diluted basis, plus (b) 10% of the total amount of debt or equity offered in such offering, on the same terms as are offered to other investors, except that the purchase price will be reduced by any brokerage, placement agent or similar fee. AVCP and designees who give notice of exercise of their participation rights may reduce the amount of securities to be purchased pursuant to that notice at any time prior to the closing date.

During the period ending February 28, 2020, Mr. Dockery has agreed to provide assistance to the Company in its fundraising efforts by making introductions to persons with whom he has a business or personal relationship. During this period, the Company will not independently solicit any limited partners of AVCM or its affiliates or other investors introduced to the Company by Mr. Dockery without his prior written consent.

AVCP is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act in connection with the issuance of the Note and warrants.

The foregoing description of the AVCP Investment does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, Subscription Agreement and warrant agreement, each of which is attached hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.1	Convertible Promissory Note issued to Alpha Venture Capital Partners, L.P., by CytoDyn Inc. dated February 6, 2015

4.2	Warrant Agreement between Alpha Venture Capital Partners, L.P., and CytoDyn Inc. dated February 6, 2015

10.1	Subscription and Investor Rights Agreement between Alpha Venture Capital Management, LLC, and CytoDyn Inc. dated February 6, 2015

10.2	Letter of Understanding between Alpha Venture Capital Partners, L.P., and CytoDyn Inc. dated February 10, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: February 11, 2015	By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer